                                                                      EXHIBIT 11
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

                                         Three Months Ended      Nine Months Ended
                                            September 30,          September 30,

                                         1995         1996         1995         1996
                                         ----         ----         ----         ----
LOSS FROM CONTINUING OPERATIONS       (792,000)   (4,043,000)    (3,282,000)   (5,258,000)

LOSS FROM DISCONTINUED OPERATIONS           --    (1,272,000)            --    (1,272,000)
                                     ---------   -----------     ----------   -----------

NET LOSS                             ($792,000)  ($5,315,000)   ($3,282,000)  ($6,530,000)
                                     =========   ===========    ===========   ===========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                       18,078,000    18,990,000     17,973,000    18,510,000
                                    ==========    ==========     ==========    ==========

LOSS PER COMMON SHARE AND
     COMMON SHARE EQUIVALENT
     Continuing Operations              ($0.04)       ($0.21)        ($0.18)       ($0.28)
     Discontinued Operations                --         (0.07)            --         (0.07)
                                        ------        ------         ------        ------

NET LOSS PER COMMON SHARE AND
     COMMON SHARE EQUIVALENT            ($0.04)       ($0.28)        ($0.18)       ($0.35)
                                        ======        ======         ======        ======
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